NITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 5, 2008
(Date of earliest event reported: January 27, 2008)

NW Tech Capital, Inc.
(FKA/Cybertel Capital Corporation)
(Exact name of registrant as specified in its charter)

Nevada	000-26913	86-0862532
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

4663 NE St. John Road, Ste B Vancouver, Washington		98661
(Address of principal executive offices)		(Zip Code)

(858) 646-7410
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Agreement

On January 29, 2008, the Company entered into an acquisition agreement with Teledigit, Inc. and Teledigit’s shareholders providing for Teledigit’s shareholders to transfer 100% of the capital stock of Teledigit in exchange for 800,000 shares of to be created Series E Preferred Stock of the Company. The Series E Preferred Stock will be convertible into common stock at the lower of (i) 110% of the average closing bid price of the Company’s common stock for the three trading days immediately preceding the date of conversion; or (ii) 70% of the average of the three lowest closing bid prices of the common stock for the 20 trading dates immediately preceding the conversion. Based on certain earnings criteria, as set forth in the Acquisition Agreement, attached as Exhibit 10.1 hereto, the Teledigit shareholders may be entitled to additional shares of Series E Preferred Stock. The closing of the acquisition is subject to numerous conditions, including but not limited to the Company’s ability to provide working capital to Teledigit. The closing is expected to occur no later than July 31, 2008. The agreement also provides for the Company to provide certain interim financing to Teledigit during the period between the signing and closing. There is no relationship between the Company, Teledigit or Teledigit’s shareholders.

Item 9.01	Financial Statements and Exhibits.

(d)   Exhibits
The following document is included as an exhibit to the Form 8-K.

Exhibit Number	Description

10.1	Acquisition Agreement\

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 5, 2008

NW Tech Capital Inc.
FKA/Cybertel Capital Corporation

By:	/s/ James Wheeler
James Wheeler
President

EXHIBIT INDEX

Exhibit Number	Description

10.1	Acquisition Agreement\